UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐           Soliciting Material Under Rule 14a-12

FERRO CORPORATION
(Name of Registrant as Specified in Its Charter)

FRONTFOUR CAPITAL GROUP LLC
FRONTFOUR MASTER FUND, LTD.
EVENT DRIVEN PORTFOLIO, A SERIES OF UNDERLYING FUNDS TRUST
FRONTFOUR CAPITAL CORP.
FRONTFOUR OPPORTUNITY FUND LTD.
STEPHEN LOUKAS
DAVID A. LORBER
ZACHARY GEORGE
QUINPARIO PARTNERS LLC
JEFFRY N. QUINN
NADIM Z. QURESHI

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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The Shareholder Committee for the Future of Ferro (the “Committee”), together with the other Participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2013 annual meeting of shareholders (the “Annual Meeting”) of Ferro Corporation (the “Company”).  The Committee has filed a definitive proxy statement with the SEC with regard to the Annual Meeting.

Item 1:  On April 18, 2013, the Committee issued the following press release.  The open letter to shareholders included in the press release will be mailed to shareholders of the Company.

NEWS RELEASE

THE SHAREHOLDER COMMITTEE FOR THE FUTURE OF FERRO ISSUES OPEN LETTER TO SHAREHOLDERS OF FERRO CORPORATION

Comments on the Ferro Board’s Repeated Failures in Strategy, Value Creation and Execution

Urges Shareholders to Support the Committee’s Efforts and Vote the GREEN Proxy Card

STAMFORD, CT, April 18, 2013 -- The Shareholder Committee for the Future of Ferro, headed by FrontFour Capital Group LLC and Quinpario Partners LLC, today issued an open letter to the shareholders of Ferro Corporation (NYSE: FOE).

The full text of the letter follows.

OPEN LETTER TO FERRO SHAREHOLDERS FROM THE SHAREHOLDER COMMITTEE FOR THE FUTURE OF FERRO LED BY FRONTFOUR AND QUINPARIO

VOTE FOR THE FUTURE OF FERRO – ELECT NEW DIRECTORS

VOTE THE ENCLOSED GREEN PROXY CARD TODAY

April 18, 2013

Dear Ferro Corporation Shareholder:

You have an important decision to make that could significantly impact the value of your investment in Ferro.  It is time for change at Ferro and change begins with the Board.  This is your opportunity to vote for the future of Ferro.

FrontFour-Quinpario has nominated a slate of three highly-qualified director candidates for election at the 2013 annual meeting of shareholders of Ferro scheduled to be held on May 15, 2013.  Our director nominees – Jeffry N. Quinn, David A. Lorber and Nadim Z. Qureshi – have a mandate to drive sustainable shareholder value and, if elected, would fully explore any and all potential strategic alternatives including but not limited to the offer made by A. Schulman to acquire Ferro.  FrontFour-Quinpario began this campaign with the belief that Ferro’s businesses hold tremendous value and potential.  We have a clear plan of creating sustainable shareholder value with an emphasis on execution, including prudent and decisive cost control.   The current Board has had plenty of opportunity to execute and has clearly failed.

WE BELIEVE THE FERRO BOARD IS SOLICITING YOUR SUPPORT BASED ON MISLEADING CLAIMS

The Ferro Board would have shareholders believe that the Board has suddenly woken up and will now take action to create shareholder value, will successfully execute on a plan to reduce costs, and that shareholders would be better served by a Board that has continuously destroyed shareholder value vs. the FrontFour-Quinpario nominees who have a proven track record of shareholder value creation.

The Ferro Board Claims:  Its actions have resulted in superior stock price returns since October 2012.

In Reality:  Ferro’s stock price performance since October 2012 is reflective of a market view that change, including the changes espoused by FrontFour-Quinpario, is needed at Ferro as well as A. Schulman’s offer to purchase the Company.  In addition, the Board fails to mention that Ferro’s stock price declined 14.5% in 2012.

The Ferro Board Claims:  It has a plan that reduces costs and will increase earnings per share (EPS).

In Reality:  The Board has a questionable track record of overseeing and failing to execute its restructuring plans.

The Ferro Board Claims:  It has taken decisive action and is taking the Company in the right direction.

In Reality:  The Board has been reactionary and only after FrontFour-Quinpario publicly stated that the Solar Pastes and Pharmaceuticals businesses should be sold and a more aggressive cost saving strategy should be embarked upon has such action been taken, the latter of which we have no confidence the Board will be able to properly execute based upon past performance.

The Ferro Board Claims:  The three incumbent directors are better qualified than the FrontFour-Quinpario nominees to lead the Company.

In Reality:  The Board has a track record of value destruction and has operated under an entrenched governance system while the FrontFour-Quinpario nominees have been tremendous value creators and stewards of good governance.

DO NOT BE FOOLED BY ANY ATTEMPT BY THE FERRO BOARD TO CLOUD THE ISSUES THAT ARE RELEVANT TO THIS ELECTION AND TO MISLEAD SHAREHOLDERS ON THE SIGNIFICANT ACCOMPLISHMENTS OF OUR NOMINEES

This campaign is all about the painful reality of the Ferro Board’s long history of overseeing the destruction of shareholder value and which candidates are most qualified to lead Ferro.  Rather than focusing on the core issues facing shareholders in this election, the Ferro Board has commenced a campaign of personal attacks and misstatements regarding the personal integrity and qualifications of the FrontFour-Quinpario nominees.  We have assembled a unique slate of director nominees who have the experience, qualifications and track record to drive change for the benefit of all shareholders.  Our slate includes Jeffry N. Quinn who led the turnaround of Solutia Inc., a global chemical firm, as its CEO from May 2004 until it was sold to Eastman Chemical in July 2012 for $4.7 billion.  From the low point of its share price in March 2009, Solutia was able to achieve an over 1,800% increase in its share price.   During this turnaround, Nadim Z. Qureshi served in various leadership and executive capacities with Solutia, including transforming the nylon resins business from an unprofitable U.S. based business to a leading global, profitable, competitive resins business until eventually becoming Senior Vice President, Corporate Development - Emerging Markets, and President - Photovoltaics.  Prior to Solutia, Mr. Qureshi worked for world class consulting firms where he had the opportunity to work with many of the major specialty chemical and petrochemical companies.   David A. Lorber has an extensive financial and investment industry background as well as a track record of creating value for shareholders as a director of other public companies.  As a director of GenCorp Inc., a technology-based manufacturer of aerospace and defense products, since April 2006, Mr. Lorber has helped implement a significant operational and financial turnaround which has grown revenue by 60%, reduced debt by $315M and increased margins by over 300 bps (from FY 2006 – FY 2012).

THE FERRO BOARD HAS AN UNENVIABLE TRACK RECORD OF CREATING ILL-CONCEIVED PLANS, WHICH HAS DESTROYED SHAREHOLDER VALUE

During the prior five fiscal years ended December 31, 2012, investors would have lost approximately (80%) of their investment in Ferro’s stock (on a dividend-reinvested basis).

During the five-year period prior to FrontFour-Quinpario’s nomination of its director nominees on January 24, 2013, the S&P 500 Index returned 22%, the Chemicals Exchange Index returned 21% and Ferro’s self-defined 2013 peer group (as disclosed in Ferro’s proxy statement) returned 94% (on a dividend-reinvested basis).  During the same timeframe, Ferro’s stock price plunged an astonishing (69%).

Between 2008 and 2012, the Ferro Board failed to deliver on various self-defined or industry standard value creation drivers.

FERRO BOARD SCORECARD (2008-2012)

METRIC	OUTCOME
Share Price	Down (80%)	Failed
Adjusted EPS	Down (89%)	Failed
Growth	Revenue declined by (21%)	Failed
Cost Structure	SG&A cost structure relative to profitability in the bottom decile within peer group	Failed
Margins	Gross Margin & EBITDA Margin in the bottom quintile within peer group	Failed
Portfolio and Organizational Structure	Complex, still undergoing reorganization ($113M restructuring charges)	Failed

WE BELIEVE THE FERRO BOARD’S REPEATED FAILURES IN STRATEGY, VALUE CREATION AND EXECUTION HAVE TAKEN THE ORGANIZATION, ITS EMPLOYEES AND ITS INVESTORS ON A LONG, ONEROUS AND FRUITLESS JOURNEY

Despite the significant Board approved capital and restructuring investments of over $400M of your money between 2008 and 2012, revenues have declined in EACH of Ferro’s business segments with total revenues declining by (6%) compounded annual growth rate (CAGR). Revenues within Ferro’s core businesses, particularly Electronic Materials and Color and Glass Material, declined (14.8%) and (5%) CAGR, respectively, between 2008 and 2012.

In 2009, the Board approved an equity offering of $230M, significantly diluting shareholders.  The Board has clearly failed to deliver on its 2009 strategic plan.

The Board approved this $230M equity offering with the intent of reducing debt levels and engaging in strategic restructuring and growth initiatives.  Over three years later, we believe it is clear the Board has failed in its restructuring and the results of those strategic growth initiatives have not materialized in any respects.  Given the Board’s track record, why should you trust this Board to continue managing your capital?

Ferro’s cost structure has persistently been among the most inflated and inefficient within its self-defined peer group, driven by its high SG&A expenses.

Since 2008, well run specialty chemicals companies have focused on generating increased Gross Profit for every SG&A dollar spent.  Ferro’s peer group SG&A/Gross Profit ratio, a measure of SG&A effectiveness, has decreased by a respectable 32%.  Ferro’s SG&A/Gross Profit ratio, on the other hand, has increased to a point where Ferro’s 2012 SG&A expenses of $303M exceeded its Gross Profit of $298M, making it the only company in its peer group to have higher SG&A expenses than Gross Profit generated.  This inflated cost structure has been a burden for an extended period of time on the Company’s profitability and stock price.

With arbitrary, ever-changing guidance and revisions to the guidance, the Ferro Board has made it nearly impossible for shareholders to count on the Board to provide reliable direction for the future.

Ferro’s Board provides guidance and revisions to investors on Full Year target Adjusted EPS.  In 2011 and 2012, Ferro’s Board made significant revisions to EPS guidance.  In each instance, the revision was downwards.

Management’s perennial failure to meet its guidance gives us little comfort with respect to future performance.  Given the Board’s inability to reliably forecast and meet its own guidance, we have serious concerns whether the 2013 and 2015 EPS targets of $0.30-$0.35 and $0.90-$1.00, respectively, hold any merit?

Due to the Board’s protracted restructuring efforts and failure to grow revenues despite significant capital investments, shareholders have paid and are continuing to pay a heavy price for meager earnings.

Ferro’s Board has approved too many restructuring efforts.  Between 2008 and 2012, Ferro’s restructuring costs were $113M.  The purpose of restructuring efforts is generally to generate higher earnings in future years.  Ferro’s restructuring efforts have consumed precious organizational and management resources but in our view have produced no tangible results in terms of stock price or earnings appreciation.

As a result of failed restructuring efforts and over $400M in capital and restructuring investments since 2008, adjusted earnings were a mere approximately $69M in 2011 and approximately $7.5M in 2012.

FERRO’S BOARD, DESPITE 60+ YEARS OF CUMULATIVE BOARD SERVICE, WANTS TO BE JUDGED ONLY ON ITS RECENTLY ANNOUNCED STRATEGY AND TAKES NO RESPONSIBILITY FOR ITS FAILURE TO PERFORM

It is a Board’s duty to take decisive and timely action that is in the best interest of shareholders.  The Ferro Board claims that it “acted decisively when it became evident that the Company needed a new direction.”  To support its claim, it points to the divestment of Ferro’s Solar Pastes business and Pharmaceuticals business in Q1 2013 and its lofty cost savings targets for 2013-2015.  We note that the divestments and cost savings targets were announced after FrontFour-Quinpario announced the nomination of its director candidates.

Do not be fooled by the Board’s claims of taking decisive actions.

In 2009, Ferro acknowledged that the Pharmaceuticals business “will require over time significant investment.”  No decisive action was taken.

In early 2011, Ferro acknowledged that its non-core Solar Pastes business was underperforming.  No decisive action was taken.

When a Board only reacts after tremendous shareholder pressure to address issues that should have been apparent for years, we find this Board to be anything but decisive.

When the Ferro Board talks about future opportunities, it appears to be just repackaging and selling its past failures as future opportunities to shareholders.

The Ferro Board points to future shareholder value creation opportunities of tripling EPS between 2013 and 2015 and aggregate cost savings of $70M in 2014.  Since 2008, many of Ferro’s peers engaged in effective cost-cutting measures and increased earnings and stock price performance, while Ferro’s Board engaged in ineffective measures that resulted in the Company having one of the worst cost structures in its self-defined peer group.  Where has this Board been for the past five years?

Moreover, the Board has recently indicated that it is targeting EBITDA Margins of 11% by 2015 through the implementation of cost-cutting initiatives.  At EBITDA Margins of 11%, Ferro would still be significantly underperforming its self-defined peer group by 5%.  Also, Ferro’s revenue growth target of 4% CAGR is a weighted average of conservative end-market growth rates (in building & construction, electronics, appliance and auto) with no ambition for above-market growth.  Why does this Board continue to accept underperformance?

THE FERRO BOARD IS NOT IN OUR VIEW WORKING IN THE BEST INTEREST OF ITS SHAREHOLDERS AND HAS A POOR TRACK RECORD OF CORPORATE GOVERNANCE

We question Ferro’s outright rejection of A. Schulman’s offer to acquire the Company.

On March 4, 2013, A. Schulman announced that it made a proposal to acquire all the outstanding shares of the Company for $6.50 per share (to be paid half in cash and half in shares of A. Schulman stock).

A. Schulman expressed its “strong intent” in pursuing the combination and mentioned that its offer could be adjusted subject to customary due diligence.  The Ferro Board subsequently announced that it had rejected the offer.  Prior to this announcement, the Ferro Board kept shareholders in the dark with respect to A. Schulman’s overtures, which appear to have commenced as early as November 2012.

While we do not believe the offer fully values Ferro, the manner in which the Ferro Board summarily rejected the offer without appearing to have engaged A. Schulman and attempting to negotiate a higher price is regrettable.  We believe that Ferro’s Board has done a disservice to shareholders by its outright rejection of A. Schulman’s offer.

We believe the Board’s actions over the past few years had the effect of limiting the ability of shareholders to have a voice in the future of the Company.  Shareholders have attempted to voice their views through majority WITHHOLD votes in prior director elections.

At the last two annual meetings the shareholders expressed their overwhelming displeasure with the Board.  At the 2011 annual meeting, 2 out of 4 director nominees received a majority of WITHHOLD votes out of the total votes cast.  In 2012, 1 out of 3 director nominees received a majority of WITHHOLD votes out of the total votes cast.   After the 2012 annual meeting, the Board adopted a Majority Voting Policy that states that in any uncontested election in which the number of nominees does not exceed the number of directors to be elected, if a director receives more “WITHHOLD” votes than “FOR” votes, such director is expected to tender his or her resignation as a director of the Board.  Had the Majority Voting Policy been put in place prior to the 2011 annual meeting, 3 out of the 9 current directors would have been required to tender their resignations to the Board.

THE FRONTFOUR-QUINPARIO NOMINEES ARE HIGHLY QUALIFIED AND HAVE A PLAN TO ENHANCE VALUE FOR ALL FERRO SHAREHOLDERS

Ferro is at a critical juncture and Board change is needed.  Our highly-qualified nominees are committed to restoring shareholder value and will demand accountability from management.

Since January 24, 2013 (the day FrontFour-Quinpario publicly announced the nomination of its director candidates), Ferro’s Board, under pressure from significant shareholders, has suddenly woken up and started to take actions that it clearly should have taken years ago.  Ask yourself whether these actions would have been taken absent this pressure.

•
Sale of Solar Pastes Business – In February 2013, Ferro sold its solar pastes assets, with proceeds totaling approximately $11M and eliminated a $16M headwind on operating profit.  While the Company acknowledged in early 2011 that its non-core solar pastes business was underperforming, it was only after pressure from FrontFour-Quinpario that management announced the sale of the business.

•
Sale of Pharmaceuticals Business – In March 2013, Ferro sold its pharmaceuticals business for $16.9M with an earn-out incentive payment that could add another $8M.  Although Ferro acknowledged in 2009 that the business required significant investment, only after FrontFour-Quinpario publicly surfaced did management announce the sale of this underperforming business that has drained precious management resources for over 10 years.

•
Announcement of Plan to Improve Cost Structure – In April 2013, Ferro announced that aggregate cost savings in 2014 would be about $70M.  FrontFour-Quinpario have consistently expressed its concerns regarding Ferro’s inflated and inefficient cost structure. After repeatedly missing out on the opportunity to cut costs and improve profitability since 2008, Ferro’s Board recently approved a plan to improve EPS through cost-cutting measures.  This Board failed to deliver upon its 2009 strategic plan; we question its ability to execute on yet another plan.

Do not allow the Ferro Board to take credit for its recent actions.  This Board has had years to do the right thing and failed to take decisive action until after FrontFour-Quinpario commenced its campaign to obtain representation on the Board.

If elected, the FrontFour-Quinpario nominees intend, subject to their fiduciary duties, to take the following steps to maximize shareholder value:

I
Develop a clear strategy that can focus management and employees towards shareholder value creation, while holding management accountable.  Fully explore strategic alternatives, including engaging with A. Schulman

Our vision is aimed towards overseeing and focusing management on improving profitability and exploring all strategic alternatives for maximizing the value of the Company’s assets.  Ferro has all the ingredients to become a world class specialty chemicals company.  In order to achieve its potential, Ferro needs a thorough and honest evaluation of the Company’s competitive position, an area that we believe has escaped management attention for several years.  Our nominees intend to conduct an operational and strategic analysis in order to determine how to best manage the business moving forward and analyze internal growth opportunities versus the opportunity to maximize value through a sale of the Company at an appropriate premium to the current stock price.

II	Bring Ferro’s cost structure to levels expected from a world class specialty chemicals company

The cost reductions already announced by the Board fall short of measures needed to solve the ongoing margin compression concerns that plague the Company.  The time is now to undertake decisive, long-lasting measures rather than embark on another ineffective 'value creation strategy.'

III	Create a high-performance organizational culture that inspires management and employees alike

We cannot over-emphasize the importance of creating a culture that is results-driven and cultivates ambitious goals for the future – a culture that we believe has been missing from the Ferro organization for years.  Based on their experience, the FrontFour-Quinpario director nominees believe that the Ferro Board has mistakenly focused on ‘flavor of the year’ strategies rather than authentic value creation.   We strongly believe change is needed right now to re-energize the Company.

IV	Establish focus on growth and improve global footprint

Two of our nominees bring considerable and proven expertise in growing specialty chemical businesses. Additionally, they have an impressive track record of growing businesses in emerging markets.  We believe that many of Ferro’s business segments present profitable growth opportunities.

V	Execute, execute, execute

Execution is an area where we believe the Ferro Board has repeatedly failed.   We have seen several strategic initiatives approved by the Board over the last five fiscal years.  However, all investors are left with are the Board’s broken promises, creative excuses, a new strategy slide deck and diminished returns.  This may sound harsh, but is the reality from the perspective of an investor who has lost 80% of his investment during this timeframe.  Ferro is NOT the only company facing demand headwinds.  Ferro is NOT the only company facing challenges in Europe.  Ferro is NOT the only company that is attempting to gain greater visibility into the outlook for its businesses.  Our nominees have strong execution and turnaround experience and are ready to make tough decisions that they believe will benefit all shareholders.

We invested in Ferro and nominated our slate of three highly-qualified director candidates because we believe Ferro presents a tremendous value creation potential for shareholders.  Our nominees intend to bring a fresh perspective to the Ferro organization to preserve recent gains and create further shareholder value.

Our nominees intend to work with, and not against, the other members of the Board, but we want to be very clear – we WILL NOT allow the Ferro Board to repeat its past mistakes.

You have a choice to bring positive change that could significantly impact your investment in Ferro.  VOTE FOR CHANGE NOW AT FERRO – PLEASE SIGN, DATE AND MAIL THE ENCLOSED GREEN PROXY CARD TODAY.

Thank you for your support,

The Shareholder Committee for the Future of Ferro

David A. Lorber Managing Member FrontFour Capital Group LLC	Jeffry N. Quinn Chairman and Chief Executive Officer Quinpario Partners LLC

If you have any questions, require assistance in voting your GREEN proxy card, or need additional copies of the Committee’s proxy materials, please contact Okapi Partners at the phone numbers or email listed below.

OKAPI PARTNERS LLC
437 Madison Avenue, 28th Floor
New York, N.Y. 10022
(212) 297-0720
Call Toll-Free at: (877) 566-1922
E-mail: info@okapipartners.com

Contact:
FrontFour Capital Group LLC
68 Southfield Avenue
Two Stamford Landing, Suite 290
Stamford, CT 06902
203-274-9050